Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement No. 333-262072 on Amendment No. 1 to Post-Effective Amendment No. 2 to Form S-1 on Form S-3 of Altus Power, Inc. of our reports dated April 20, 2022, with respect to the consolidated financial statements of DESRI II Acquisition Holdings, L.L.C. and DESRI V Acquisition Holdings, L.L.C. as of and for the years ended December 31, 2021 and 2020.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is a part of this Registration Statement.

/s/ CohnReznick LLP

New York, New York

February 3, 2023